                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              EOG Resources, Inc.
          ____________________________________________________________
                (Name of Registrant as Specified in its Charter)

               __________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

    (1) Title of each class of securities to which transaction applies:

     ___________________________________________________________________

    (2) Aggregate  number of securities to which transaction applies:

     ___________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ___________________________________________________________________

    (4) Proposed  maximum aggregate value of transaction:

     ___________________________________________________________________

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    _____________________________________________________________

    (2) Form,  Schedule or Registration Statement No.:

    _____________________________________________________________

    (3) Filing Party:

    _____________________________________________________________

    (4) Date Filed:

--------------------------------------------------------------------------------

                              [EOG RESOURCES LOGO]

                              EOG RESOURCES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 9, 2000

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders of EOG Resources, Inc. (the "Company") will be held in the La Salle "A" Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on Tuesday, May 9, 2000, for the following purposes:

     1. To elect five directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

     2. To ratify the Board of Directors' appointment of Arthur Andersen LLP, independent public accountants, as auditors for the Company for the year ending December 31, 2000; and

     3. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Holders of record of Common Stock of the Company at the close of business on March 13, 2000, will be entitled to notice of and to vote at the meeting or any adjournments thereof.

     Shareholders who do not expect to attend the meeting are encouraged to vote by phone, vote via the Internet or vote by returning a signed proxy card in the enclosed postage-paid envelope.

                                     By Order of the Board of Directors,

                                     PATRICIA L. EDWARDS
                                     Vice President, Human Resources,
                                     Administration
                                     & Corporate Secretary

Houston, Texas
March 30, 2000

                              [EOG RESOURCES LOGO]

                              EOG RESOURCES, INC.

                                PROXY STATEMENT

     The enclosed form of proxy is solicited by the Board of Directors of EOG Resources, Inc. (the "Company" or "EOG") to be used at the annual meeting of shareholders to be held in the La Salle "A" Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on Tuesday, May 9, 2000 (the "Annual Meeting"). The mailing address of the principal executive offices of the Company is 1200 Smith Street, Suite 300, Houston, Texas 77002. This proxy statement and the related proxy are to be first sent or given to the shareholders of the Company on approximately March 30, 2000. Any shareholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Vice President, Human Resources, Administration & Corporate Secretary of the Company before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon. Shareholders attending the Annual Meeting may revoke their proxies and vote in person.

     Holders of record at the close of business on March 13, 2000, of Common Stock of the Company, par value $.01 per share (the "Common Stock"), will be entitled to one vote per share on all matters submitted to the meeting. On March 13, 2000, the record date, there were outstanding 117,181,813 shares of Common Stock. There are no other voting securities outstanding.

     The Company's annual report for the year ended December 31, 1999, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. However, the annual report does not constitute a part of the proxy soliciting materials.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, five directors are to be elected to hold office until the next succeeding annual meeting of the shareholders and until their respective successors have been elected and qualified. All of the nominees are currently directors of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item) would not have the same effect as a vote withheld with respect to a particular director. Shareholders may not cumulate their votes in the election of directors.

     It is the intention of the persons named in the enclosed proxy to vote such proxy "FOR" the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

-------------------------------------------------------------------------------------

[PHOTO]                  FRED C. ACKMAN, 69
                         Director since 1989
                         Mr. Ackman has been a consultant to the oil and gas industry for over six years and has interests in ranching and
                         investments.
-------------------------------------------------------------------------------------
[PHOTO]                  MARK G. PAPA, 53
                         Director since 1998
                         Mr. Papa was elected Chairman of the Board and Chief
                         Executive Officer in August 1999, President and CEO and
                         Director of the Company in September 1998, President and
                         Chief Operating Officer in September 1997, President in
                         December 1996 and was President North America Operations
                         from February 1994 to September 1999. From May 1986 through
                         January 1994, Mr. Papa served as Senior Vice President --
                         Operations. Mr. Papa joined Belco Petroleum Corporation, a predecessor of the Company, in 1981.
-------------------------------------------------------------------------------------

[PHOTO]                  EDWARD RANDALL, III, 73
                         Director since 1990
                         Mr. Randall's principal occupation is investments. Mr.
                         Randall is also a director of Kinder-Morgan Energy Partners
                         LP, and PaineWebber Group Inc.
-------------------------------------------------------------------------------------

[PHOTO]                  EDMUND P. SEGNER, III, 46
                         Director since 1999
                         Mr. Segner became President and Chief of Staff and Director of the Company in August 1999. He became Vice Chairman and
                         Chief of Staff in September 1997. He was also a Director of the Company from January 1997 to October 1997. Mr. Segner
                         joined Enron Corp. in 1988 and was Executive Vice President and Chief of Staff.

--------------------------------------------------------------------------------------------------------------------
[PHOTO]                   FRANK G. WISNER, 61
                          Director since 1997
                          Mr. Wisner has served as Vice Chairman of American International Group Inc. since 1997, following his retirement as U.S. Ambassador to India. American International Group Inc. is
                          an insurance company, which provides risk insurance to companies investing in foreign operations. Mr. Wisner's more than 35-year career with the U.S. State Department, primarily in Africa, Asia and Washington, D.C., included serving as U.S. Ambassador to the
                          Philippines, Egypt and Zambia.
--------------------------------------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS ON FEBRUARY 15, 2000

     The Company knows of no one who beneficially owns in excess of 5% of the Common Stock of the Company except as set forth in the table below:

                                                   AMOUNT AND NATURE OF
                                                   BENEFICIAL OWNERSHIP
                                               -----------------------------
                         NAME AND ADDRESS      SOLE VOTING AND    INVESTMENT     PERCENT
TITLE OF CLASS          OF BENEFICIAL OWNER    INVESTMENT POWER   POWER ONLY     OF CLASS
--------------          -------------------    ----------------   ----------     --------
Common                Enron Corp.                                 11,500,000(1)     9.7%
                      1400 Smith Street
                      Houston, TX 77002
                      Massachusetts Financial     6,574,380          243,100        5.7%
                      Services Company
                      500 Boylston Street
                      Boston, MA 02116

---------------

(1) Until the later of August 16, 2001 or the date Enron Corp. ceases to beneficially own more than 5% of the issued and outstanding shares of the Common Stock of the Company, shares must be voted in the manner, if any, recommended by the Board of Directors of the Company.

SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT ON FEBRUARY 15, 2000

                                                                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                                -------------------------------------------
                                                                                                SOLE VOTING
                                                                SOLE VOTING    SHARED VOTING    AND LIMITED
                                                                    AND             AND            OR NO
                                                                INVESTMENT      INVESTMENT      INVESTMENT     PERCENT
  TITLE OF CLASS                       NAME                      POWER(1)          POWER         POWER(2)      OF CLASS
  --------------                       ----                     -----------    -------------    -----------    --------
EOG Resources, Inc.  Fred C. Ackman...........................      52,000                                          *
  Common Stock       Barry Hunsaker, Jr.......................      73,905                         7,216            *
                     Loren M. Leiker..........................     187,805                        13,021            *
                     Mark G. Papa.............................     603,910        24,000           5,142            *
                     Edward Randall, III......................      56,000                                          *
                     Edmund P. Segner, III....................     175,707                         3,384            *
                     Gary L. Thomas...........................     383,026                           560            *
                     Frank G. Wisner..........................      28,000                                          *
                     All directors and executive officers as a
                       Group (10 in number)...................   1,846,618        24,000          34,574         1.60

---------------

 *  Less than 1%.

                                             (Notes continued on following page)

(1) The number of shares of Common Stock of the Company subject to stock options exercisable within 60 days after February 15, 2000 is as follows: Mr. Ackman 52,000 shares; Mr. Hunsaker 73,605 shares; Mr. Leiker 173,265 shares; Mr. Papa 578,910 shares; Mr. Randall 52,000 shares; Mr. Segner 150,000 shares; Mr. Thomas 339,990 shares; Mr. Wisner 28,000 shares; and all directors and executive officers as a group, 1,728,835 shares.

(2) Includes shares held under the Company's Savings Plan (the "Savings Plan"). Participants in the Savings Plan have sole voting power and limited investment power with respect to shares of Common Stock of the Company in the Savings Plan. Also includes restricted shares of Common Stock of the Company held under the Company's 1992 Stock Plan for which participants have sole voting power and no investment power until such shares vest in accordance with plan provisions. After vesting, the participant has sole voting and investment powers. Does not include 3,344 phantom stock units held by Mr. Papa or 4,864 phantom stock units held by Mr. Leiker under the Company's 1992 Stock Plan for which participants have no voting or investment powers until such shares vest in accordance with plan provisions. After vesting, the participant has sole voting and investment powers.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors uses working committees with functional responsibility in the more complex recurring areas where disinterested oversight is required. The Audit Committee is the communication link between the Board of Directors and independent auditors of the Company. The Audit Committee recommends to the Board of Directors the appointment of independent public accountants as auditors for the Company and reviews as deemed appropriate the scope of the audit, the accounting policies and reporting practices, the system of internal controls, compliance with policies regarding business conduct and other matters. The Audit Committee met three times during the year ended December 31, 1999, and is currently composed of Messrs. Ackman (Chairman), Randall and Wisner.

     The Compensation Committee is responsible for administration of the Company stock plans and approval of compensation arrangements of senior management. The Compensation Committee met six times during the year ended December 31, 1999, and is currently composed of Messrs. Randall (Chairman), Ackman and Wisner.

     The International Strategy Committee provides a forum for the consideration of international business opportunities and for the discussion of international business and political developments that could affect project operations and development. The International Strategy Committee met once during the year ended December 31, 1999, and is currently composed of Messrs. Wisner (Chairman), Ackman and Randall.

     The Company does not have a standing nominating committee.

     The Board of Directors held three regularly scheduled meetings and five special meetings during the year ended December 31, 1999. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which the director served.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     During 1999, each director who was not an employee of the Company or its affiliates ("nonemployee director"), received annual fees of $35,000 for serving as a director and $10,000 for each committee of which such director served as a Chairman. In addition, Mr. Randall and Mr. Ackman were each paid a fee of $135,000 for their service on the special committee that was formed in 1999 to evaluate both the possible sale of the Company's Common Stock to a third party and the Share Exchange (see Certain Transactions on page 14). Total directors fees earned in 1999 were $426,875.

     The Company maintains the EOG Resources, Inc. 1996 Deferral Plan (the "1996 Deferral Plan") under which nonemployee directors can defer fees to a later specified date. The 1996 Deferral Plan credits interest based on fund elections chosen by participants. In 1999, one nonemployee director participated in the 1996 Deferral Plan.

     Nonemployee directors also participate in the EOG Resources, Inc. 1993 Nonemployee Director Stock Option Plan (the "Director Stock Option Plan"), which was approved by Company shareholders at the 1993 annual meeting. Under the terms of the Director Stock Option Plan, each nonemployee director receives on the date of each annual meeting an option to purchase 7,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each nonemployee director who is elected or appointed to the Board of Directors for the first time after an annual meeting is granted on the date of such election or appointment, an option to purchase 7,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Director Stock Option Plan vest 50% after one year and 100% after two years of service as a director following the date of grant. All options expire ten years from the date of grant. During 1999, Messrs. Ackman, Randall and Wisner were each granted 7,000 options at an exercise price of $20.00.

                REPORT FROM THE COMPENSATION COMMITTEE REGARDING
                             EXECUTIVE COMPENSATION

     Compensation for Company officers is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed exclusively of outside directors. It is the responsibility of the Committee to develop compensation philosophy, authorize salary increases, annual bonuses and long-term incentive grants for executive officers, and approve other incentive programs, including stock-based programs, consistent with the stated philosophy.

     The Committee believes that appropriately balanced compensation components contribute to the success of the Company. Hay Management Consultants provides an annual analysis of executive base salaries, annual bonuses and long-term incentives paid by the Company as compared to those paid by a number of the industry peer companies included in the "Comparative Stock Performance" section. The Committee believes that the best compensation philosophy is to put a substantial portion of the total compensation package at risk, tied to both the financial results achieved by the Company and the performance of the Common Stock of the Company. The current challenge facing the oil and gas industry is attraction and retention of high quality technical talent. The Committee continues to support the practice of paying base salaries that are above the average of the competitive market, and bonuses and long term incentives which deliver above average compensation if financial results and/or shareholder return exceed the average achieved by peer companies.

     Annual Bonus Program. All employees are eligible to receive annual bonuses under the Company's Annual Bonus Program (the "Program"). Each year, a target bonus pool is established using an approach whereby each position in the Company is assigned a market competitive target bonus, expressed as a percentage of salary. The individual bonus targets are then added together to create the target bonus pool. At the end of each year, the Committee approves the actual funding relative to the target based on management's report of the actual performance of the Company relative to pre-established goals. The goals established for the Company cover factors such as rate of return on exploration and development expenditures, finding costs, production and reserve volume growth and net income. These goals are designed to address both current financial performance and the long-term development of the Company (no specific formula is used for weighting the individual performance factors). The target pool allocated to each division or department may then be adjusted up or down, based on the individual division/department's results. Individual employee bonuses are further determined based on individual performance. For bonuses paid in 2000 for 1999 performance, the Committee approved delivery of 20% of any bonus of $5,000 or greater in phantom stock units that vest after five years, instead of cash. In addition, employees can choose to receive the cash portion of their annual bonus in a combination of cash, stock options and/or phantom stock units.

     Stock Plans. The Company's 1992 and 1994 Stock Plans (the "Stock Plans") comprise the long-term incentive component for executive officers and other selected employees of the Company. The purposes of the Stock Plans are to encourage employees who receive grants to develop a proprietary interest in the performance of the Company, to generate an increased incentive to contribute to the future success of the Company, thus enhancing the value of the Company for the benefit of shareholders and to enhance the ability of the Company and its subsidiaries to attract and retain individuals with qualifications essential to the progress, growth and profitability of the Company. Under the Stock Plans, the Committee is authorized to grant awards of stock options, restricted stock and phantom stock units. Stock options are normally granted to executive officers and other selected employees on an annual basis. Stock options normally vest over four years, are exercisable for ten years and are granted at an option price equal to the fair market value of Common Stock on the date of grant. Stock options granted in lieu of bonus cash vest immediately and are exercisable for seven years. The awards under the Stock Plans are made at levels that are not anticipated to generate significant benefits relative to the industry peer group unless the Common Stock performs correspondingly well during the life of the grant. With the success of the Company (and the resulting benefits to its shareholders), this component becomes a larger part of the total compensation package. Occasionally, the Committee grants restricted stock or phantom stock units for specific reasons such as retention or to address external market pressures or in lieu of cash bonuses, as discussed previously.

     Chief Executive Officer Compensation. Under the provisions of Mr. Papa's employment agreement with the Company, which he entered into on November 7, 1997, Mr. Papa's annual salary will be no less than $400,000. In July 1999, Mr. Papa was granted 250,000 EOG stock options that were priced at the fair market value of Common Stock on the date of grant, consistent with the stated long-term incentive objectives. The options vest over four years, and are exercisable for ten years. In August 1999, Mr. Papa was elected Chairman and Chief Executive Officer and his salary was increased to $550,020. In February 2000, Mr. Papa was paid a bonus for 1999 performance consisting of $484,000 (of which he chose to receive 90% in cash and 10% in phantom stock units) and 11,710 phantom stock units that vest after five years. In determining the level of Mr. Papa's compensation, the Committee applies the factors discussed above.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers of a company, as reported in that company's proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company has structured the key component of its long-term incentives in the form of stock option grants that comply with the statute. As discussed previously, restricted stock and phantom stock units are granted occasionally, which would not qualify as performance-based compensation under the statute.

Compensation Committee

Edward Randall, III (Chairman)
Fred C. Ackman
Frank G. Wisner

COMPARATIVE STOCK PERFORMANCE

     The performance graph shown below was prepared by Value Line, Inc., for use in this proxy statement. As required by applicable rules of the Securities and Exchange Commission (the "SEC"), the graph was prepared based upon the following assumptions:

     1. $100 was invested on December 31, 1994 in Common Stock of EOG, the Standard & Poors 500 (the "S&P 500") and a peer group of independent exploration and production companies (the "Peer Group").

     2. The investments in the Peer Group are weighted based on the market capitalization of each individual company within the Peer Group at the beginning of each year.

     3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Peer Group are as follows: Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Noble Affiliates, Inc., Oryx Energy Company (acquired by Kerr-McGee in February 1999), Pioneer Natural Resources Company, Santa Fe Snyder Corp., Ocean Energy, Inc. (formerly Seagull Energy Corporation), Union Pacific Resources Company, Union Texas Petroleum Holdings Inc. (acquired by Atlantic Richfield Company in June
1998) and Vastar Resources, Inc.

                           COMPARATIVE TOTAL RETURNS

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            EOG Resources Inc., Standard & Poors 500 and Peer Group
                (Performance Results Through December 31, 1999)


                                    [GRAPH]

----------------------------------------------------------------------------------------------
                                  1995         1996         1997         1998         1999
----------------------------------------------------------------------------------------------
 EOG RESOURCES INC.              128.76       136.11       114.88        94.12        96.45
 STANDARD & POORS 500            137.50       169.47       226.03       290.22       349.08
 PEER GROUP                      117.88       149.32       137.98        99.49       115.65

EXECUTIVE COMPENSATION

     The following table summarizes certain information regarding compensation paid or accrued during each of the last three fiscal years to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                                      ALL OTHER
                                              ANNUAL COMPENSATION                   LONG-TERM COMPENSATION           COMPENSATION
                                      ------------------------------------    -----------------------------------    ------------
                                                                 OTHER        RESTRICTED    SECURITIES
                                                                 ANNUAL         STOCK       UNDERLYING     LTIP
                                       SALARY      BONUS      COMPENSATION      AWARDS       OPTIONS/     PAYOUTS
 NAME & PRINCIPAL POSITION    YEAR      ($)         ($)          ($)(1)         ($)(2)       SARS(#)        ($)         ($)(3)
 -------------------------    ----    --------    --------    ------------    ----------    ----------    -------    ------------
Mark G. Papa                  1999    $462,520    $435,600      $12,000        $      0      250,000        $ 0        $21,346
 Chairman and Chief           1998    $400,020    $400,000      $11,500        $ 68,761      367,500        $ 0        $ 3,260
 Executive Officer            1997    $364,592    $ 55,000      $ 8,660        $      0       45,130        $ 0        $ 1,063

Edmund P. Segner, III(4)      1999    $381,252    $372,000      $10,500        $      0      150,000        $ 0        $14,229
 President and Chief of       1998    $320,833    $350,000      $ 9,850        $      0      175,000        $ 0        $ 2,860
   Staff                      1997                                             $238,125      100,000

Loren M. Leiker               1999    $255,418    $184,000      $ 7,232        $      0       30,000        $ 0        $10,982
 Executive Vice President,    1998    $241,333    $195,000      $ 6,300        $305,641       65,000        $ 0        $ 3,257
 Exploration & Development    1997    $195,833    $160,000      $ 1,625        $      0       27,655        $ 0        $ 1,063

Gary L. Thomas                1999    $255,430    $184,000      $ 6,890        $      0       30,000        $ 0        $12,202
 Executive Vice President     1998    $237,638    $180,000      $54,816        $      0      157,500        $ 0        $ 2,994
 North America Operations     1997    $205,000    $100,000      $ 2,570        $      0       28,560        $ 0        $ 1,063

Barry Hunsaker, Jr.           1999    $258,335    $168,000      $ 6,200        $      0       15,000        $ 0        $ 8,803
 Senior Vice President and    1998    $252,500    $150,000      $ 6,300        $143,938       85,000        $ 0        $ 1,333
 General Counsel              1997    $237,500    $100,000      $ 6,525        $      0       13,065        $ 0        $     0

---------------

(1) No Named Officer had "Perquisites and Other Personal Benefits" with a value greater than the lesser of $50,000 or 10% of reported salary and bonus. The Company maintains the 1996 Deferral Plan under which payment of base salary and annual bonus may be deferred to a later specified date. The 1996 Deferral Plan credits interest based on fund elections chosen by participants. Since earnings on deferred compensation invested in third-party investment vehicles, comparable to mutual funds, need not be reported, no interest has been reported as Other Annual Compensation under the 1996 Deferral Plan during 1997, 1998 and 1999. Includes reimbursement of relocation expenses in 1998 for Mr. Thomas. Other Annual Compensation also includes cash perquisite allowances.

(2) Following is the aggregate number of shares of unreleased restricted stock and phantom stock units and its value as of December 31, 1999, for each of the Named Officers: Mr. Papa, 28,344 shares valued at $497,792; Mr. Segner, 3,334 shares valued at $58,553; Mr. Leiker, 34,864 shares valued at $612,299; Mr. Thomas, 20,000 shares valued at $351,250; and Mr. Hunsaker, 7,000 shares valued at $122,938. Dividend equivalents accrue from the date of grant and become payable effective with the vesting date of the shares. Restricted stock granted to Mr. Segner on September 9, 1997, vests 33% per year, commencing on the first anniversary of the date of grant. Restricted stock granted to Messrs. Leiker and Hunsaker and phantom stock units granted to Messrs. Papa and Leiker on February 11, 1998, vest five years from date of grant. Upon the date a press release is issued announcing a pending Shareholder vote, tender offer, or other transaction which, if approved or consummated, would constitute a change of control of the company as defined in the company's Change of Control Severance Plan, all restrictions placed on each share of non-vested restricted stock or phantom stock units shall lapse and such shares will become fully vested released securities.

(3) Includes the value as of each year-end of Enron Corp. Common Stock allocated during that year to employees' special subaccounts under the Enron Corp. Employee Stock Ownership Plan. Included in 1998 and 1999 are matching contributions to employees' Company Savings Plan accounts. Included in 1999 is the Company's contribution on behalf of each employee to the Money Purchase Pension Plan.

(4) Mr. Segner received grants of stock options and restricted stock when he became Vice Chairman and Chief of Staff of the Company in September 1997. However, Mr. Segner did not become an employee and did not begin receiving compensation from the Company until February 1998.

STOCK OPTION GRANTS DURING 1999

     The following table sets forth information with respect to grants of stock options to the Named Officers reflected in the Summary Compensation Table and all employee optionees as a group. No stock appreciation rights ("SARs") units were granted during 1999, and none are outstanding.

                                                  1999 GRANTS
                            --------------------------------------------------------
                                           PERCENT OF
                            OPTIONS/     TOTAL OPTIONS
                              SARS         GRANTED TO       AVERAGE
                             GRANTED      EMPLOYEES IN    OPTION PRICE    EXPIRATION
NAME/GROUP                   (#)(2)       FISCAL YEAR      PER SHARE         DATE
----------                  ---------    --------------   ------------    ----------
NAMED OFFICERS
--------------
Mark G. Papa                  250,000(4)      20.1            19.75         7/19/09
Edmund P. Segner, III         150,000(4)      12.1            19.75         7/19/09
Loren M. Leiker                30,000(5)       2.4            20.00         6/28/09
Gary L. Thomas                 30,000(5)       2.4            20.00         6/28/09
Barry Hunsaker, Jr.            15,000(5)       1.2            20.00         6/28/09
All Optionees               1,244,135        100.0          19.8768(6)    2007-2009
All Shareholders                  N/A          N/A              N/A             N/A
Optionees' gain as % of all
 shareholders' gain               N/A                           N/A             N/A


                                   POTENTIAL REALIZABLE VALUE AT
                                      ASSUMED ANNUAL RATES OF
                                     STOCK PRICE APPRECIATION
                                        FOR OPTION TERM(1)
                             -----------------------------------------
NAME/GROUP                   0%(3)          5%               10%
----------                   -----    --------------    --------------
NAMED OFFICERS
--------------
Mark G. Papa                  $ 0     $    3,105,167    $    7,869,103
Edmund P. Segner, III           0          1,863,100         4,721,462
Loren M. Leiker                 0            377,337           956,245
Gary L. Thomas                  0            377,337           956,245
Barry Hunsaker, Jr.             0            188,668           478,123
All Optionees                   0         15,552,201        39,412,331
All Shareholders                0      1,488,856,082     3,773,053,629
Optionees' gain as % of all
 shareholders' gain           N/A              1.04%             1.04%

---------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC. These calculations are not intended to forecast possible future appreciation, if any, of the price of Company Common Stock.

(2) Upon the date a press release is issued announcing a pending shareholder vote, tender offer, or other transaction which, if approved or consummated, would constitute a change of control of the Company as defined in the Company's Change of Control Severance Plan, stock options shall vest and be fully exercisable.

(3) An appreciation in stock price, which will benefit all shareholders, is required for optionees to receive any gain. A stock price appreciation of zero percent would render the option without value to the optionees.

(4) Stock options awarded on July 19, 1999 that vest at the cumulative rate of 20% per year, commencing on the date of grant.

(5) Stock options awarded on June 28, 1999 that vest at the cumulative rate of 20% per year, commencing on the date of grant.

(6) Weighted average grant price for all stock options for the purchase of Company Common Stock granted to employees in 1999.

(7) Appreciation for all optionees is calculated using the maximum allowable option term of ten years, even though in some cases the actual option term is less than ten years. Appreciation for all shareholders is calculated using an assumed ten-year term, the weighted average exercise price for all optionees ($19.8768) and the number of shares of Company Common Stock outstanding on December 31, 1999 (119,104,554).

AGGREGATED STOCK OPTION/SARS EXERCISES DURING 1999 AND STOCK OPTION/SARS VALUES AS OF
DECEMBER 31, 1999

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options and SARs held as of the end of the fiscal year:

                                                                             NUMBER OF               VALUE OF UNEXERCISED
                                                                       SECURITIES UNDERLYING             IN-THE-MONEY
                                                                     UNEXERCISED OPTIONS/SARS            OPTIONS/SARS
                                          SHARES                      AT DECEMBER 31, 1999(1)        AT DECEMBER 31, 1999
                                        ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                 NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                 ----                   -----------   -----------   -----------   -------------   -----------   -------------
Mark G. Papa..........................       0            $0          557,035        435,000      $1,106,563      $607,500
Edmund P. Segner, III.................       0            $0          150,000        275,000      $  236,250      $354,375
Loren M. Leiker.......................       0            $0          157,015         81,750      $   54,250      $ 81,000
Gary L. Thomas........................       0            $0          335,615        127,750      $  555,500      $253,125
Barry Hunsaker, Jr. ..................       0            $0           68,605         71,180      $  101,250      $151,875

---------------

(1) There are no SARs applicable to the Named Officers.

RETIREMENT AND SUPPLEMENTAL BENEFIT PLANS

     The Company maintains a Savings Plan, that qualifies under Section 401(k) of the Internal Revenue Code, as amended, under which the Company currently matches 100% of employees' pre-tax contributions up to 6% of annual base salary. The Company also maintains a Money Purchase Pension Plan, under which the Company contributes from 3% to 9% of an employee's annual base salary, depending on the employee's age and years of service with the Company. Following are the current contribution percentages for the Named Officers: Mr. Papa, 9%; Mr. Segner, 7%; Mr. Leiker, 7%; Mr. Thomas, 9%; and Mr. Hunsaker, 7%. In addition, the Company may make contributions into the 1996 Deferral Plan in the event of a reduction in an employee's benefits under the Savings Plan or Money Purchase Pension Plan due to either statutory and/or plan earnings limits or the employee's deferral of salary into the 1996 Deferral Plan.

     Under the terms of the Share Exchange, participation in the Enron Corp. Executive Supplemental Survivor Benefits Plan (the "Survivor Benefit Plan") was grandfathered for Messrs. Papa and Segner. In the event of death after retirement, the Survivor Benefit Plan provides an annual benefit to the participant's spouse equal to 50% of the participant's annual base salary at retirement, paid for ten years. The Survivor Benefit Plan also provides that in the event of death before retirement, the participant's spouse receives an annual benefit equal to 30% of the participant's annual base salary at death, paid for the life of the participant's spouse.

SEVERANCE PLANS/CHANGE OF CONTROL PROVISIONS

     The Company maintains a Severance Plan that provides benefits to employees who are terminated for failing to meet performance objectives or standards, or who are terminated due to reorganization or economic factors. The amount of benefits payable for performance related terminations is based on length of service and may not exceed six weeks pay. For those terminated as the result of reorganization or economic circumstances, the benefit is based on length of service and amount of pay up to a maximum payment of 26 weeks of base pay. If the employee signs a Waiver and Release of Claims Agreement, the severance pay benefits are doubled. Under no circumstances will the total severance pay benefit from the plan exceed 52 weeks of pay.

     Under the Company's Change of Control Severance Plan, in the event of a change of control of the Company, any eligible employee who is involuntarily terminated within two years following the change of control will receive severance benefits equal to two weeks of base pay multiplied by the number of full or partial years of service, plus one month of base pay for each $10,000 (or portion of $10,000) included in the employee's annual base pay, plus one month of base pay for each 5% of annual incentive award opportunity under any approved plan. The minimum an employee can receive is six months of base pay. The maximum an employee can receive is the lesser of 2.99 times the employee's average W-2 earnings over the past five years or three times the sum of the employee's annual base pay and 100% of the employee's annual incentive award opportunity under any approved plan. Officers of the Company have the same change of control severance benefits. However, some have higher minimum benefits under contractual arrangements. For a further description of severance arrangements under employment agreements, see "Employment Contracts" below.

     In order to ensure continuity of operations in the event of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, a retention bonus plan would become effective. To be eligible to receive the retention bonus, an employee must stay with the Company through the effective date of the change of control and be employed by the acquiring company 180 days after the effective date, or be involuntarily terminated, as defined in the Company's Change of Control Severance Plan, by the acquiring company on or within 180 days after the effective date. Eligible employees would receive a bonus equal to the most recent bonus they had received under the Company's Annual Bonus Program, payable upon the earlier of 180 days after the effective date of the change of control or upon severance.

     In addition, in the event of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, holders of certain outstanding stock options granted under the Company's Bonus Stock Option Program, the All-Employee Stock Option Program and the Directors' Stock Option Plan would be offered the opportunity to request that their rights under such grants be waived in return for a cash payment equal to 75 percent of the theoretical Black-Scholes value for each grant, as determined on the date a press release is issued announcing a pending shareholder vote, tender offer, or other transaction which, if approved or consummated, would constitute a change of control of the Company as defined in the Company's Change of Control Severance Plan. Holders of certain outstanding stock options granted outside of the programs described above, would be offered the opportunity to request that their rights under such grants be waived in return for a cash payment only upon an involuntary termination of employment, as defined in the Company's Change of Control Severance Plan.

EMPLOYMENT CONTRACTS

     Mr. Papa entered into an employment agreement with the Company on November 1, 1997 as President and Chief Operating Officer of the Company at a minimum annual salary of $400,000. Pursuant to the employment agreement, as amended, Mr. Papa currently serves as Chairman of the Board and Chief Executive Officer. In the event of his involuntary termination, Mr. Papa will receive two times his then current annual base salary, plus two times his annual bonus award opportunity, plus the value of unvested stock options based on the difference between the Company's stock price at termination and the grant price of such options. The employment agreement, as amended, also provides that if Mr. Papa is involuntarily terminated within two years of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, he will be entitled to minimum severance pay equal to 2.99 times his annual base salary, plus two times his annual bonus award opportunity. In addition, Mr. Papa will be entitled to be reimbursed for any excise taxes, interest and penalties which may be payable if payments or benefits he receives due to a change of control create an excise tax liability under Section 280G of the Internal Revenue Code. The employment agreement contains a noncompete provision applicable in the event of Mr. Papa's termination of employment. However, in the event of involuntary termination due to change of control, the noncompete provision in Mr. Papa's employment agreement will be waived. The employment agreement, as amended, expires on October 31, 2001.

     Mr. Segner entered into an employment agreement with the Company on September 1, 1998 as Vice Chairman and Chief of Staff with a minimum annual salary of $350,000. Pursuant to the employment agreement, as amended, Mr. Segner currently serves as President and Chief of Staff. In the event of his involuntary termination, Mr. Segner will receive two times his then current annual base salary, plus two times his annual bonus award opportunity, plus the value of unvested stock options based on the difference between the Company's stock price at termination and the grant price of such options. The employment agreement, as amended, also provides that if Mr. Segner is involuntarily terminated within two years of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, Mr. Segner will be entitled to minimum severance equal to 2.99 times his then current annual base salary, plus two times his annual bonus award opportunity. In addition, Mr. Segner will be entitled to reimbursement for any excise taxes, interest and penalties which may be payable if payments or benefits he receives due to a change of control create an excise tax liability under Section 280G of the Internal Revenue Code. The employment agreement contains a noncompete provision applicable in the event of Mr. Segner's termination of employment. However, in the event of involuntary termination due to change of control, the noncompete provision in Mr. Segner's employment agreement will be waived. The employment agreement, as amended, expires on August 31, 2001.

     Mr. Leiker entered into an employment agreement with the Company on March 1, 1998 as Senior Vice President, Exploration, with a minimum annual salary of $250,000. Pursuant to the employment agreement, as amended, Mr. Leiker currently serves as Executive Vice President, Exploration and Development. In the event of his involuntary termination, Mr. Leiker will receive 125% of his then current monthly base salary as if his employment had continued for the remaining term of the agreement, which expires on February 28, 2003. If Mr. Leiker is involuntarily terminated within two years of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, he will be entitled to minimum severance pay equal to the greater of 125% of his then current monthly base salary as if his employment had continued for the remaining term of the agreement or the sum of 2.99 times his then current annual base salary plus two times his annual bonus award opportunity. In addition, Mr. Leiker will be entitled to reimbursement for any excise taxes, interest and penalties which may be payable if payments or benefits he receives due to a change of control create an excise tax liability under Section 280G of the Internal Revenue Code. The employment agreement contains a noncompete provision applicable in the event of Mr. Leiker's termination of employment. However, in the event of involuntary termination due to change of control, the noncompete provision in Mr. Leiker's employment agreement will be waived.

     Mr. Thomas entered into an employment agreement with the Company on September 1, 1998 under which he has agreed to serve as Executive Vice President, North America Operations, with a minimum annual salary of $250,000. The employment agreement, as amended, provides that in the event of his involuntary termination, Mr. Thomas will receive his then current monthly base salary as if his employment had continued for the remaining term of the agreement, which expires on August 31, 2001. The employment agreement, as amended, also provides that if Mr. Thomas is involuntarily terminated within two years of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, Mr. Thomas will be entitled to minimum severance equal to 2.99 times his then current annual base salary, plus two times his annual bonus award opportunity. In addition, Mr. Thomas will be entitled to reimbursement for any excise taxes, interest and penalties which may be payable if payments or benefits he receives due to a change of control create an excise tax liability under Section 280G of the Internal Revenue Code. The employment agreement contains a noncompete provision applicable in the event of Mr. Thomas's termination of employment. However, in the event of involuntary termination due to change of control, the noncompete provision in Mr. Thomas's employment agreement will be waived.

     Mr. Hunsaker entered into an employment agreement with the Company on September 1, 1998 under which he has agreed to serve as Senior Vice President and General Counsel with a minimum annual salary of $255,000. The employment agreement, as amended, provides that in the event of his involuntary termination, Mr. Hunsaker will receive his then current monthly base salary as if his employment had continued for the greater of 12 months or the remaining term of the agreement, which expires on August 31, 2001, and reimbursement for the difference between the cost of COBRA coverage and a private medical insurance policy for a maximum of six months beyond the end of his eligibility for COBRA coverage. The employment agreement, as amended, also provides that if Mr. Hunsaker is involuntarily terminated within two years of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, Mr. Hunsaker will be entitled to minimum severance equal to 2.99 times his then current annual base salary, plus two times his annual bonus award opportunity, plus the medical provision described above. In addition, Mr. Hunsaker will be entitled to reimbursement for any excise taxes, interest and penalties which may be payable if payments or benefits he receives due to a change of control create an excise tax liability under Section 280G of the Internal Revenue Code. The employment agreement contains a noncompete provision applicable in the event of Mr. Hunsaker's termination of employment. However, in the event of involuntary termination due to change of control, the noncompete provision in Mr. Hunsaker's employment agreement will be waived.

CERTAIN TRANSACTIONS

     On August 16, 1999, the Company and Enron Corp. completed a share exchange (the "Share Exchange") in which the Company received 62,270,000 shares of its Common Stock out of 82,270,000 shares owned by Enron Corp. in exchange for all the stock of the Company's subsidiary, EOGI-India, Inc. Prior to the Share Exchange, the Company made an indirect capital contribution of approximately $600 million in cash, plus certain intercompany receivables, to EOGI-India, Inc. At the time of completion of this transaction, this subsidiary owned, through subsidiaries, all of the Company's assets and operations in India and China. The Company recognized a $575 million tax-free gain on the Share Exchange based on the fair value of the shares received, net of transaction fees of $14 million. Immediately following the Share Exchange, the Company retired the 62,270,000 shares of Common Stock received in the transaction. On August 30, 1999, the Company changed its corporate name to "EOG Resources, Inc." from "Enron Oil & Gas Company" and has since made similar changes to its subsidiaries' names.

     Immediately prior to the closing of the Share Exchange, Enron Corp. owned 82,270,000 shares of the Company's Common Stock, representing 53.5 percent of all of the shares of the Company's Common Stock that were issued and outstanding. As a result of the closing of the Share Exchange, the sale by Enron Corp. of 8,500,000 shares of the Company's Common Stock as a selling stockholder in a public offering, and the completion on August 17, 1999 and August 20, 1999 of the offering of Enron Corp. notes mandatorily exchangeable at maturity into up to 11,500,000 shares of the Company's Common Stock, Enron Corp.'s maximum remaining interest in the Company after the automatic conversion of its notes on July 31, 2002, will be under two percent, assuming the notes are exchanged for less than the 11,500,000 shares of the Company's Common Stock. Effective as of August 16, 1999, the closing date of the Share Exchange, the members of the

Company's board of directors who were officers or directors of Enron Corp. resigned their positions as directors of the Company.

     Incident to the Share Exchange, Enron Corp. terminated as of August 16, 1999, the Services Agreement (the "Services Agreement") effective January 1, 1997, pursuant to which Enron Corp. provided to the Company various services, such as maintenance of certain employee benefit plans, provision of telecommunications and computer services, lease of office space, the provision of certain purchasing and operating services and certain other corporate staff and support services. As permitted under the Services Agreement, the Company elected to delay the termination of certain services for a period of up to one year following the effective date of the termination by Enron Corp.

     In 1997, the Company and Enron Corp. agreed to replace an existing tax allocation agreement with a new tax allocation agreement. In the new agreement, Enron Corp. agreed to refund a $13 million payment made by the Company pursuant to the existing agreement, the Company agreed to release Enron Corp. from the liabilities assumed related to the $13 million payment and the parties agreed to indemnify each other in a manner consistent with a former agreement. Enron Corp. also advanced the Company approximately $50 million to fund certain federal income taxes related to the 1995 taxable year. The outstanding balance of this advance was paid on August 16, 1999.

     In December 1997, Enron Corp. and the Company entered into an Equity Participation and Business Opportunity Agreement (the "Business Opportunity Agreement"), which defined certain obligations that Enron Corp. owed to the Company and relieved Enron Corp. from certain obligations to the Company that it might otherwise have, including the obligation to offer certain business opportunities to the Company.

     In addition, the Company and Enron Corp. have in the past entered into material transactions and agreements incidental to their respective businesses, and they may be expected to enter into such transactions and agreements in the future. Such transactions and agreements have related to, among other things, the purchase and sale of natural gas and crude oil, hedging and trading activities, the financing of exploration and development efforts by the Company, and the provision of certain corporate services. During 1999, Enron Corp. and its affiliates paid the Company approximately $79 million as a net result of the foregoing described transactions and agreements. The Company believes that its existing transactions and agreements with Enron Corp. have been at least as favorable to the Company as could be obtained from other third parties, and the Company intends that the terms of any future transactions and agreements between the Company and Enron Corp. will be at least as favorable to the Company as could be obtained from other third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires certain of the Company's executive officers and directors and any persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership concerning the Common Stock with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company's review of the Section 16(a) filings that have been received by the Company, the Company believes that all filings required to be made under Section 16(a) during 1999 were timely made.

                                    ITEM 2.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2000.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Restated Certificate of Incorporation and bylaws of the Company, abstentions would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Shareholders may propose matters to be presented at shareholder meetings and may also nominate persons to be directors. Formal procedures have been established for those proposals and nominations.

PROPOSALS FOR 2001 ANNUAL MEETING

     Pursuant to various rules promulgated by the SEC, any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 2001 must be received by the Company, addressed to Patricia L. Edwards, Vice President, Human Resources, Administration & Corporate Secretary (the "Secretary"), 1200 Smith Street, Suite 300, Houston, Texas 77002, no later than November 30, 2000, to be included in the Company's proxy statement and form of proxy relating to that meeting.

     In addition to the SEC rules described in the preceding paragraph, the Company's bylaws provide that for business to be properly brought before the Annual Meeting of Shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements for business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before an Annual Meeting of Shareholders of the Company to the Secretary of the Company. To be timely, notice given by a shareholder must be delivered to or mailed and received at the principal executive offices of the Company, 1200 Smith Street, Suite 300, Houston, Texas 77002, no later than November 30, 2000. The notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

(ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business, and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing bylaw provisions, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in the Company's bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

NOMINATIONS FOR 2001 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

     Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Company's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice given by a shareholder shall be delivered to or mailed and received at the principal executive offices of the Company, 1200 Smith Street, Suite 300, Houston, Texas 77002, (i) with respect to an election to be held at the Annual Meeting of Shareholders of the Company, on or before November 30, 2000, and (ii) with respect to an election to be held at a special meeting of shareholders of the Company for the election of directors, not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of meeting was made, whichever first occurs. Such notice shall set forth
(a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear of record on the Company's books, of such shareholders, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. In the event a person is validly designated as nominee to the Board of Directors and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

                                    GENERAL

     As of the date of this proxy statement, the management of the Company has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

     The cost of any solicitation of proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegraph or personal interview. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith.

                                            By Order of the Board of Directors,

                                            PATRICIA L. EDWARDS
                                            Vice President, Human Resources,
                                            Administration
                                            & Corporate Secretary

Houston, Texas
March 30, 2000

                              [EOG RESOURCES LOGO]

                              EOG RESOURCES, INC.

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
    PROPOSALS 1 AND 2

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR proposals 1 AND 2.

    1.  ELECTION OF DIRECTORS (see reverse):

               FOR      WITHHELD
               [ ]        [ ]

    2.  Ratification of appointment of independent accountants.

               FOR      AGAINST       ABSTAIN
               [ ]       [ ]            [ ]

    3. In the discretion of the proxies named herein, the proxies are authorized to vote upon other matters as are properly brought before the meeting.

              Change of Address/
              Comments on            [ ]
              Reverse Side



                                        All as more particularly described in
                                        the Proxy statement relating to such
                                        meeting, receipt of which is hereby
                                        acknowledged.

                                        Please sign exactly as name appears
                                        hereon. Joint owners should each sign.
                                        When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.


                                       Signature: ____________  Date: _________

                                       Signature: ____________  Date: _________

--------------------------------------------------------------------------------

                            o FOLD AND DETACH HERE o

                              [EOG RESOURCES LOGO]

YOUR VOTE IS IMPORTANT. You may vote in any one of the following three ways:

     VOTE BY MAIL. Complete, date, sign and mail this proxy card in the enclosed postage-paid envelope.

     VOTE BY PHONE. Call toll-free, 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week from the U.S. and Canada to vote your proxy.

     VOTE VIA THE INTERNET. Access the website at http://www.eproxyvote.com/eog 24 hours a day, 7 days a week.

If you vote by phone or via the Internet, please have your social security number and proxy card available. The sequence of numbers appearing in the box above just below the perforation, and your social security number are necessary to verify your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the proxy card.

       IF YOU VOTE BY PHONE OR VOTE USING THE INTERNET, THERE IS NO NEED
                     FOR YOU TO MAIL BACK YOUR PROXY CARD.

[EOG RESOURCES LOGO]

p            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
             EOG RESOURCES, INC. FOR ANNUAL MEETING ON MAY 9, 2000
R
          The Undersigned hereby appoints Mark G. Papa, Barry Hunsaker, Jr., and
O Patricia L. Edwards, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of
X    Shareholders of EOG Resources, Inc. (the "Company") to be held at
     2:00 p.m., Houston time, on Tuesday, May 9, 2000, in the La Salle "A"
Y Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, or at any adjournment thereof, and to vote at such meeting the shares of stock of the Company the undersigned held of record on the books of the Company on the record date for the meeting.

     ELECTION OF DIRECTORS, NOMINEES:            (change of address/comments)
     Fred C. Ackman, Mark G. Papa, Edward
     Randall, III, Edmund P. Segner, III,   ------------------------------------
     Frank G. Wisner
                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------
                                            (If you have written in above
                                            space, please mark the corresponding
                                            box on the reverse side of this
                                            card)

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOKES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                                              -----------
                                                              SEE REVERSE
                                                                  SIDE
                                                              -----------

IF YOU NEED ASSISTANCE IN ANY OF THE FOLLOWING AREAS:

o  DIVIDEND CHECKS-ADDRESS CHANGES-LEGAL TRANSFERS

o CONSOLIDATION OF ACCOUNTS - ELIMINATE MULTIPLE ACCOUNTS FOR ONE HOLDER AND CERTAIN DUPLICATE SHAREHOLDER MAILINGS GOING TO ONE ADDRESS. (Dividend checks, annual reports and proxy materials would continue to be mailed to each shareholder.)

           JUST CALL OUR TRANSFER AGENT'S TELEPHONE RESPONSE CENTER:
                        (800) 519-3111 OR (201) 324-1225
                                  OR WRITE TO:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK
                            A DIVISION OF EQUISERVE
                                 P.O. BOX 2500
                           JERSEY CITY, NJ 07303-2500


INFORMATION ABOUT OUR COMPANY CAN BE FOUND ON OUR WEBSITE: WWW.EOGRESOURCES.COM